EXHIBIT 10(l)
BANCORPSOUTH, INC.
AMENDMENT TO CHANGE IN CONTROL AGREEMENT
     THIS AMENDMENT to the Change in Control Agreement (the “Agreement”) between                                            (“Employee”) and BancorpSouth, Inc. (the “Company”) dated                                    (the “Agreement”) is made on this                day of                               .
     WHEREAS, Employee serves as the                                          of the Company and the parties desire to amend the Agreement in order to comply with regulations issued under Section 409A of the Internal Revenue Code of 1986;
     NOW, THEREFORE, the Agreement is hereby amended effective                                         :
I. A new Section 2.2(e) is added to the Agreement as follows:
     (e) Timing of Gross Up Payment. Any Gross-Up Payment hereunder shall be paid within ten days of the date that it is determined that such payment is due to Employee.
II. A new Section 2.4 is added to the Agreement as follows:
     2.4 Section 409A.
     (a) Delay of Deferred Compensation Payments. It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treas. Reg. §§ 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, to the extent it is determined that the severance payments and benefits provided under this Agreement constitute “deferred compensation” under Section 409A and Employee is a “specified employee” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after Employee’s separation from service (as defined in Section 7(h) herein) or the date of Employee’s death, the Company shall (A) pay to Employee a lump sum amount equal to the sum of the payments that Employee would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement.
     (b) Additional Requirements. Notwithstanding anything herein to the contrary in this Agreement, to the extent that any deferred compensation benefit under this Agreement is payable upon an event involving the Employee’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” pursuant to the default definition in Treas. Reg. § 1.409A-1(h). To the extent of any compliance issues under Section 409A of the Code, the Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee.
     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above, to be effective as set forth herein.

EMPLOYEE	BANCORPSOUTH, INC.

By:

[Name]
Its: